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                                                                    EXHIBIT 99.4

                                  May 10, 2007



Mr. Liansheng Miao
Yingli Green Energy Holding Company Limited
No. 3055 Middle Fuxing Road
Baoding 071051
People's Republic of China

Dear Mr. Miao:

     As we have discussed, I have agreed to serve as a member of the Board of Directors and of the Audit Committee and Compensation Committee (together, the "Committees") of Yingli Green Energy Holding Company Limited., an exempted company incorporated under the laws of the Cayman Islands (the "Company"). I understand that the Company's Board of Directors and shareholders plan to approve my nomination as a member of the Board of Directors and the Committees and that I will become such a member upon such approval and the completion of the Company's initial public offering in the United States of American Depositary Shares, representing the Company's ordinary shares (the "IPO").

     As such, I hereby consent to being named as a future Board member of the Company in the Company's Form F-1 registration statement to be filed in connection with the Company's IPO.


                                            Sincerely,



                                            /s/ Iain Ferguson Bruce
                                            -------------------------
                                            Name: Iain Ferguson Bruce